UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:  March 18, 2011

INTEGRATED FREIGHT CORPORATION
 (Exact name of registrant as specified in its charter)

Florida	000-14273	84-0868815
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 200, 6371 Business Boulevard, Sarasota, Florida 34240
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 941-907-8372

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

We have approved the issue of 3,914,343 shares of our common stock to a total of fourteen persons.  These shares will be issued and delivered by our transfer agent over a period of up to ten days beginning March 25, 2011.  Our board of directors approved the issue of these shares as of March 18, 2011.  The shares are being issued for the following purposes:

Number of Shares	Purpose of Issuance	Number of Stockholders

2,741,328	Conversion of notes(1)	4
873,015	Consulting fees	8
300,000	Consulting fees(2)	2
______________

 (1)  $1,010,000 principal amount of notes, plus accrued and unpaid interest.  Includes 2,281,458 shares issued to T. Mark Morris, one of our directors, in full satisfaction of the balance of our note for acquisition of Morris Transportation, Inc. plus interest on all note obligations we owe to Mr. Morris.  Includes the cancellation of approval of the issue of 140,678 shares as of December 22, 2010 for which a conversion notice had not been received.
(2)  Concurrent with approval of the issue of these shares, our board of directors approved the cancellation of 1,554,996 shares issued as finders’ fees to two unlicensed persons and their transferees who will be asked to surrender certificates for 919,763 shares issued in certificate form.  We have no assurance the certificated shares will be surrendered without litigation.

Our board of directors also confirmed and approved the issue of 300,000 common stock purchase warrants to a total of two persons in partial payment of consulting fees.  The warrants are exercisable at a price of $0.50 per share for five years.  Concurrent with approval of the issue of these warrants, our board of directors approved the cancellation of 910,000 warrants issuable to the two unlicensed persons as a finders’ fee, which were exercisable at a price of $0.01 per share for five years.

We are relying on Section 4(2) of the Securities Act of 1933 for an exemption from the registration requirements of that Act, in that the offer and sale of the shares and the warrants did not involve a public offering.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18, 2011, our board of directors appointed or elected the following persons to the positions set forth following their respective names:

Name	Position

Henry P. Hoffman	President and Chief Operating Officer
Kimberly K. Bors	Director
Robert Papiri	Director

Mr. Hoffman has served as one of our independent directors.  He will continue to serve as a director.  He replaces Steven E. Lusty as our Chief Operating Officer.

Ms. Bors, age 50, will serve as an independent director beginning April 1, 2011.  She has consented to her election.  From October 2009 to the present, Ms. Bors has been employed by Johnson Controls, a New York Stock Exchange listed company, for the most recent part of this period in the position of Vice President for Global Human Resources - Building Efficiency.  From 2003 to October 2009, she was employed by IDEX Corporation, a New York Stock Exchange listed company, sequentially in the positions of Vice President for Global Human Resources & Corporate Communications, Vice President for China Shared Operations and President, Fluid Management/Dispensing (Americas Division) and Global Chief Marketing Officer (IDEX Dispensing).  Beginning in 1985 and ending in 2003, Ms. Bors held executive management positions with Brunswick Corporation, Browning Ferris Industries, Outdoor Marine Corporation and Pennzoil Company.  Ms. Bors earned a B.B.A. degree (1985) and a M.B.A. degree (1989) from the University of Houston, Houston, Texas.

Mr. Papiri, age 49, will serve as an independent director beginning immediately.  He has consented to his election.  He is a founder in 2006 and a managing member of Tangiers Capital, LLC, a Southern California based asset manager that raises, invests, and manages the Tangiers Investors, LP investment fund. Tangiers Investors makes direct investments into foreign and domestic private and public companies through the acquisition of stock, convertible debt, warrants, and other instruments.  Mr. Papiri is a managing partner, beginning in 2005, of Acer Capital Group, LLC, a business consulting firm providing a full suite of financing, management consulting, and operational assistance to public and private companies.  Acer has structured and advised on over $375 million of real estate financing.  Mr. Papiri has been a general partner in seven separate real estate development projects totaling over 225 acres in California and Washington State, with specific emphasis on carrying the project through entitlements and rezoning and the creation of an appropriate exit strategy.  Mr. Papiri attended the Regents College in Albany, New York.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED FREIGHT CORPORATION

/s/ Paul A. Henley
Paul A. Henley
Chief Executive Officer

March 23, 2011